EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL FIRST QUARTER 2006 RESULTS

- Revenue increases 34% and net income grows over 400%

- Board authorizes $400 million stock buy back

SCOTTS VALLEY, CA – October 18, 2005 – Seagate Technology (NYSE: STX) today reported revenue of $2.09 billion, net income of $272 million, and diluted earnings per share of $0.54 for the quarter ended September 30, 2005. Included in these results are expenses of $16 million for non-cash stock based compensation and $4 million of restructuring charges. Of the $16 million in non-cash stock based compensation, $6 million is reflected in cost of sales and $10 million in operating expenses. These results compare to revenue of $1.56 billion, net income of $54 million and diluted earnings per share of $0.11 in the year-ago quarter. The year-ago results did not include costs associated with non-cash stock based compensation.

“Seagate delivered another outstanding, highly profitable quarter. Healthy demand across all markets continues, with the most robust growth coming from the notebook and consumer electronics markets,” said Bill Watkins, Seagate’s president and chief executive officer. “Seagate’s continued growth and industry leadership position reflects the company’s strength in all markets for hard disc drive storage.

“Overall industry unit demand grew approximately 20% year-over-year, while petabyte consumption grew 60% over the same period,” Watkins added. “In fact, the December quarter is likely to represent the industry’s first 100 million unit quarter. Clearly, growth continues across all compute markets and the CE space as consumers are demanding more and more capacity to store, protect and share their digital life. Disc drives continue to be a central, enabling technology for the digital convergence that is driving the electronics industry. And as content-rich media continues to move from the home to the hand to the car we expect to continue to benefit as our products become an integral part of these exciting, new applications.”

Seagate Technology Reports Fiscal First Quarter 2006 Results

Consumer Electronics Products

In the September quarter, Seagate increased its consumer electronics (CE) shipments over the prior year quarter and maintained its leadership position in the CE market despite product transitions in some handheld digital music players and gaming applications. The company shipped a total of 3.9 million drives into CE applications, an increase of 34% from the year-ago quarter. Shipments into DVR applications increased over 100% from the year-ago quarter. Shipments of the ST1 series, the industry’s most widely used 1-inch disc drive, grew in new applications such as handheld GPS (global positioning systems) and photo printers, while the 8GB version is qualified at 12 customers with five more underway.

Mobile Computing Products

Demand for Seagate’s Momentus family disc drives remained strong and drove continued share growth in this space. More importantly, Seagate’s areal density leadership drove a 42% sequential growth in capacities of 80GB and greater. Seagate’s shipments grew to 2.4 million units, a 250% increase from the year-ago quarter and a 19% increase from the June quarter.

Enterprise Products

As expected in the September quarter, the total available market for enterprise disc drives decreased from the prior quarter and increased from the year-ago quarter. Seagate shipped a total of 3.1 million enterprise drives and maintained its leadership position in this market. Seagate’s Savvio 2.5-inch enterprise disc drives entered new accounts during the quarter, resulting in shipments increasing 69% sequentially.

Desktop Products

Seagate remained the leading supplier of desktop drives with shipments of 17.4 million units during the quarter, an increase of 16% year-over-year. Product mix in this space also improved as shipments of capacities of 200GB and greater increased 35% sequentially. Channel sales for Seagate desktop products remained healthy throughout the quarter and Seagate exited the quarter with under four weeks of distribution channel inventory.

Pricing

The average selling price for all Seagate products, on a blended basis, decreased approximately $2.00 over the June quarter. Price decreases on a “like for like” product basis during the September quarter were slightly less than the June quarter, and lower than historical norms. However, the price decreases were within the company’s expectations at the beginning of the quarter.

Seagate Technology Reports Fiscal First Quarter 2006 Results

Business Outlook

For the December quarter, Seagate expects to report revenue in the range of $2.1 - $2.2 billion, and diluted earnings per share, excluding expenses associated with non-cash stock based compensation, in the range of $0.48 - $0.52. Non-cash stock based compensation is expected to be approximately $21 million or $0.04 per share, equating to GAAP earnings per share in the range of $0.44 - $0.48.

Dividend

The company has declared a quarterly cash distribution of $0.08 per share to be paid on or before November 18, 2005 to all common shareholders of record as of November 4, 2005.

Stock Buy Back Authorization

Seagate’s Board of Directors has authorized the repurchase of up to $400 million of the company’s outstanding shares of common stock. Subsequent to the end of the quarter, Seagate repaid its existing term loan of $341 million and is in the process of restructuring its existing revolving line of credit in order to permit the company to repurchase its shares.

Conference Call

Seagate will hold a conference call to review the fiscal first quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at seagate.com or by phone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Conference ID: 1011150

Replay

A replay will be available beginning October 18 at 5 p.m. Pacific Time through October 25 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by phone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 1011150

Seagate Technology Reports Fiscal First Quarter 2006 Results

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 1, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal First Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2005	October 1, 2004
Revenue	$2,088	$1,558

Cost of revenue	1,553	1,283
Product development	180	152
Marketing and administrative	86	65
Restructuring, net	4	1

Total operating expenses	1,823	1,501

Income from operations	265	57

Interest income	15	6
Interest expense	(13)	(11)
Other, net	5	4

Other income (expense), net	7	(1)

Income before income taxes	272	56
Provision for (benefit from) income taxes	—	2

Net income	$272	$54

Net income per share:
Basic	$0.57	$0.12
Diluted	0.54	0.11
Number of shares used in per share calculations:
Basic	479	462
Diluted	506	494

Seagate Technology Reports Fiscal First Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 30, 2005	July 1, 2005 (a)
ASSETS
Cash and cash equivalents	$831	$746
Short-term investments	961	1,090
Accounts receivable, net	1,116	1,094
Inventories	477	431
Other current assets	144	141

Total Current Assets	3,529	3,502

Property, equipment and leasehold improvements, net	1,565	1,529
Other assets, net	284	213

Total Assets	$5,378	$5,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,000	$1,108
Accrued employee compensation	174	266
Accrued expenses	401	356
Accrued income taxes	43	46
Current portion of long-term debt	4	4

Total Current Liabilities	1,622	1,780
Other liabilities	195	187
Long-term debt, less current portion	736	736

Total Liabilities	2,553	2,703

Shareholders’ Equity	2,825	2,541

Total Liabilities and Shareholders’ Equity	$5,378	$5,244

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 1, 2005.

Seagate Technology Reports Fiscal First Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	September 30, 2005	October 1, 2004
OPERATING ACTIVITIES
Net income	$272	$54
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	137	112
Stock-based compensation	16	1
Tax benefit from stock options	(5)	—
Other non-cash operating activities, net	(2)	1
Changes in operating assets and liabilities:
Current assets and liabilities	(207)	(48)
Other assets and liabilities	(5)	(4)

Net cash provided by operating activities	206	116

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(169)	(97)
Purchases of short-term investments	(1,159)	(963)
Maturities and sales of short-term investments	1,284	981
Acquisition of Mirra, Inc., net of cash acquired	(15)	—
Other investing activities, net	(57)	(2)

Net cash used in investing activities	(116)	(81)

FINANCING ACTIVITIES
Proceeds from exercise of employee stock options and employee stock purchase plan	28	29
Dividends to shareholders	(38)	(28)
Tax benefit from stock options	5	—

Net cash provided by (used) in financing activities	(5)	1

Increase in cash and cash equivalents	85	36
Cash and cash equivalents at the beginning of the period	746	422

Cash and cash equivalents at the end of the period	$831	$458

Seagate Technology Reports Fiscal First Quarter 2006 Results

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

	Q1 FY06	Q4 FY05	Q1 FY05	Change from Prior		Percentage Change
				Year	Quarter	Prior Yr	Prior Qtr
Units Shipped (000)
Enterprise	3,051	3,731	3,016	35	(680)	1%	-18%
Desktop	17,443	15,309	15,013	2,430	2,134	16%	14%
Mobile	2,412	2,033	677	1,735	379	256%	19%
Consumer Electronics	3,929	6,222	2,928	1,001	(2,293)	34%	-37%

	26,835	27,295	21,634	5,201	(460)	24%	-2%

Total Revenue ($M)	$2,088	$2,179	$1,558	$530	$(91)	34%	-4%

Average Selling Price	$78	$80	$72	$6	$(2)	8%	-3%

Gross Margin %	25.6%	24.8%	17.6%

Channel Mix
OEM	72%	76%	71%
Distribution	25%	23%	28%
Retail	3%	1%	1%

Geographic Mix
North America	28%	31%	33%
Europe	29%	24%	29%
Asia Pacific	43%	45%	38%

Inventory Metrics ($M)
Raw Material/WIP	$198	$188	$164	$34	$10	21%	5%
Finished Goods	$279	$243	$215	$64	$36	30%	15%

Total Inventory	$477	$431	$379	$98	$46	26%	11%

Inventory Turns	13.0	15.2	13.5	(0.5)	(2.2)

Channel Inventory - Desktop
Weeks on Hand	3.9	4.5	4.6	(0.7)	(0.6)

Cash Related Information ($M)
Cash Flow from Operations	$206	$500	$116	$90	$(294)	78%	-59%
Capital Investments	$169	$307	$97	$72	$(138)	74%	-45%
Depreciation & Amort	$137	$121	$112	$25	$16	22%	13%
Days Sales Outstanding	49	46	48	1	3	2%	7%